Exhibit 99.1

May 11, 2016

Liberty Media Corporation to Present at MoffettNathanson Media & Communications Summit

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, LMCA, LMCK, BATRA, BATRK) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the MoffettNathanson Media & Communications Summit on Wednesday,  May 18th at 3:00 p.m., E.D.T. at Le Parker Meridien in New York, NY.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation